Western Water Consultants Inc.
Balance Sheets
(Unaudited)

	June 30,	December 31,
	2012	2011

ASSETS
CURRENT ASSETS:
Cash and Cash equivalents	$60,499	$43,626
Accounts Receivable, net of $0 allowance for doubtful accounts	448,559	349,551
Other current assets	3,735	1,090
Total current assets	512,793	394,267

Property, plant, and equipment, net of accumulated depreciation of $83,243 and $72,262	90,476	96,068

TOTAL ASSETS	$603,269	$490,335
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	237,803	130,320
Accrued liabilities	8,791	6,967
Deferred tax liability	8,999	19,131
Line of credit	185,931	62,022
Obligations under capital leases	26,066	26,067
Total current liabilities	467,590	244,507
Obligations under capital leases – long term	42,916	54,247

TOTAL LIABILITIES	510,506	298,754

STOCKHOLDERS’ EQUITY:
Common Stock (1,000,000 Authorized, 100,000 shares issued and outstanding)	5,000	5,000
Accumulated Earnings	87,763	186,581
Total stockholders’ equity	92,763	191,581

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	603,269	490,335

See accompanying notes to the unaudited financial statements.

WESTERN WATER CONSULTANTS, INC.
STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30
	2012	2011	2012	2011

Sales	$812,577	$517,554	$1,433,543	$963,969
Cost of revenues	530,787	297,396	948,524	501,247
Gross profit	281,790	220,158	485,019	462,722

OPERATING COSTS AND EXPENSES:
Selling, General, and Administrative	323,927	178,996	580,728	299,866
Depreciation and Amortization Expense	5,468	3,865	8,152	7,731
Total operating expenses	329,395	182,861	588,880	307,597

Net operating income (loss)	(47,605)	37,297	(103,861)	155,125

OTHER INCOME (EXPENSE):
Interest Expense	(2,642)	(2,662)	(5,089)	(5,906)

Net income before income taxes	(50,247)	34,635	(108,950)	149,219

State income tax expense (benefit)	(4,673)	(3,182)	(10,132)	(10,217)

Net income (loss)	(45,574)	31,453	(98,818)	139,002

See accompanying notes to the unaudited financial statements.

WESTERN WATER CONSULTANTS INC.
STATEMENT OF CASH FLOWS
For Six Months Ended June 30, 2012 and 2011
(Unaudited)

	2012	2011
CASH FLOWS FROM OPERATIONS ACTIVITIES:
Net income (loss)	$(98,818)	$139,002
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation & Amortization	10,981	10,055
Changes in operating assets & liabilities:
Accounts receivable	(99,008)	(61,034)
Prepaid expenses and other current assets	(2,645)	-
Deferred tax liability	(10,132)	10,217
Interest expense incurred under capital lease	1,701	2,198
Accrued expenses	1,824	(3,062)
Accounts payable	107,483	(98,298)
Net used in operating activities	(88,614)	(922)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Cash paid for purchase of fixed assets	(18,422)	(13,033)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in line of credit	123,909	17,951

NET CHANGE IN CASH AND CASH EQUIVALENTS:	16,873	3,996

CASH AND CASH EQUIVALENTS—Beginning of period	43,626	22,749

CASH AND CASH EQUIVALENTS—End of period	$60,499	$26,745

Supplemental schedule for cash flow information
Cash paid for interest	3,413	5,906

See accompanying notes to the unaudited financial statements.

WESTERN WATER CONSULTANTS INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 – INTERIM

Western Water Consultants Inc. (“we”, “our” or the “Company”) is a California corporation engaged in the business of operating water treatment programs for major manufacturers, oil and gas refiners, and the food and beverage industries. The company institutes programs that help conserve water use, energy use, and capital equipment costs.

The accompanying unaudited interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s most recent Annual Financial Statements included elsewhere in this Form 8-K.. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim period presented have been reflected herein. The results of operations for the interim period are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal period, as reported elsewhere in this Form 8-K, have been omitted.

NOTE 2 – LINE OF CREDIT

The Company has an outstanding line of credit with two banking institutions for a maximum credit line of $98,000 and $85,000, interest rate of 6% and 6.63%, and payment on cash advances due at the end of every month. Outstanding line of credit totals $185,931 and $62,022 as of June 30, 2012 and December 31, 2011, respectively.

NOTE 3 – REVERSE ACQUISITION

On August 30, 2012, Unseen Solar, Inc. entered into a stock purchase agreement (the “Purchase Agreement”) with Western Water Consultants Inc., (“Western”) and the shareholders of Western. Pursuant to the Purchase Agreement, Unseen Solar will issue 4,500,000 shares of its common stock, representing no less than 60% of the total issued and outstanding common stock of Unseen Solar, to the shareholders of Western at the closing of the Purchase Agreement in exchange for 100% of the issued and outstanding capital stock of Western.

On November 13, 2012 (the “Closing Date”), Unseen Solar closed the stock purchase transaction with Western and the shareholders of Western pursuant to the Purchase Agreement. In accordance with the terms of Purchaser Agreement, on the Closing Date, Unseen Solar issued 4,500,000 shares of its common stock to the shareholders of Western in exchange for 100% of the issued and outstanding capital stock of Western (the “Purchase Transaction”). As a result of the Purchase Transaction, the shareholders of Western acquired approximately 60% of Unseen Solar’s issued and outstanding common stock, Western became Unseen Solar’s wholly-owned subsidiary, and Unseen Solar acquired the business and operations of Western.

For accounting purposes, the purchase transaction is being accounted for as a reverse acquisition. The transaction has been treated as a recapitalization of Western, with Western, whose shareholders and management took control of Unseen Solar (the legal acquirer), considered the accounting acquirer.